EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
BYLAWS
OF
BANK OF MARIN BANCORP

Nancy Boatright certifies that:

1.	She is the Secretary of Bank of Marin Bancorp (the “Company”).

2.	That Article III, Section 3.6 of the Bylaws of the Company are amended to read as follows:

3.6
Annual Directors' Meeting.  Following each annual shareholders' meeting, the board of directors shall hold a regular meeting at the same place, or at any other place that has been designated by the board of directors, to consider matters of organization, election of officers, and other business as desired. Notice of this meeting shall not be required unless some place other than the place of the annual shareholders' meeting has been designated.

3.	The foregoing amendment of the Company’s Bylaws has been duly approved by the Board of Directors of the Company at a meeting held on January 21, 2011.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of her own knowledge and that this declaration was executed on January 21, 2011 at Novato, California.

Dated: January 21, 2011	/s/ Nancy Boatright Nancy Boatright, Secretary